(LADD Furniture, Inc. logo appears here)   NEWS RELEASE
One Plaza Center Box HP3                   FOR IMMEDIATE RELEASE
High Point, NC 27261-1500                  May 13, 1996
                                           Contact: John J. Ong
                                           (910) 888-6353
                                           E-mail: ong@nr.infi.net



                     LADD TO AMEND RETIREE HEALTH CARE PLAN

            HIGH POINT, NC--LADD Furniture, Inc. announced today that it will amend its retiree healthcare plan effective July 1, 1996. Under the amended terms of the plan, no additional LADD retirees, beyond those eligible employees who have retired prior to September 30, 1996, will be offered medical insurance under the plan. The plan's approximately 450 current participants will have the option of remaining in the plan, although under the amendment their insurance rates will be increased to cover the full cost of their healthcare coverage. Prior to this change, LADD had been paying more than 70% of the plan's cost.
            Fewer than 25 percent of LADD's current employees are covered by the retiree healthcare plan. The plan covers LADD corporate employees, as well as employees at the company's American Drew, Daystrom, LADD Transportation, Lea Industries and Pennsylvania House operating units.
            Fred L. Schuermann, Jr., LADD's president and chief executive officer, said, "It is unfortunate that the constantly escalating cost of medical care has made this program too expensive for us to continue. In addition, this type of benefit is not commonplace within our industry, and it presents LADD with a distinct competitive cost disadvantage. That is why we are amending the plan at this time."
            LADD chief financial officer William S. Creekmuir noted, "These changes will reduce LADD's annual operating expenses by more than $2 million. Amendment of the plan will also allow us to reverse $4.5-$5.0 million of a previously-accrued liability during the second quarter of 1996, which amount will be added to our pretax earnings for the quarter."
            Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture. LADD markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, American of Martinsville, Barclay, Clayton Marcus, Kenbridge, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of Martinsvillename, LADD is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care facilities, retirement homes and governmental and university dormitory markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq National Market under the symbol LADF.


              The LADD family of fine furniture companies
Lea Industries (Bullet) American Drew (Bullet) Clayton Marcus (Bullet) Barclay American of Martinsville (Bullet) Kenbridge (Bullet) Pennsylvania House (Bullet) Pilliod

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